Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-258266

$900,000,000

5.20% First and Refunding Mortgage Bonds,

Series 2024B, Due 2034

SUMMARY OF TERMS

Security:	5.20% First and Refunding Mortgage Bonds, Series 2024B, Due 2034 (the “Series 2024B Bonds”)

Issuer:	Southern California Edison Company

Principal Amount:	$900,000,000

Expected Ratings of Securities*:	A2 / A- / A- (Stable / Stable / Stable) (Moody’s / S&P / Fitch)

Trade Date:	January 8, 2024

Settlement Date**:	January 11, 2024 (T+3)

Maturity:	June 1, 2034

Benchmark US Treasury:	4.500% due November 15, 2033

Benchmark US Treasury Price:	103-29+

Benchmark US Treasury Yield:	4.013%

Spread to Benchmark US Treasury:	T + 120 bps

Reoffer Yield:	5.213%

Coupon:	5.20%

Coupon Payment Dates:	June 1 and December 1

First Coupon Payment Date:	June 1, 2024 (short first coupon)

Public Offering Price:	99.902% of Principal Amount

Optional Redemption:	Callable at any time prior to March 1, 2034, in whole or in part, at a “make whole” premium of 20 bps, plus accrued and unpaid interest thereon to but excluding the date of redemption.

At any time on or after March 1, 2034, callable, in whole or in part, at 100% of the principal amount of the bonds being redeemed plus accrued and unpaid interest thereon to but excluding the date of redemption.

CUSIP/ISIN:	842400HZ9/US842400HZ94

Joint Book-running Managers:	MUFG Securities Americas Inc. (“MUFG”)
SMBC Nikko Securities America, Inc. (“SMBC Nikko”)
Truist Securities, Inc. (“Truist Securities”)
BNP Paribas Securities Corp.
BNY Mellon Capital Markets, LLC
PNC Capital Markets LLC

Co-managers:	AmeriVet Securities, Inc.
Great Pacific Securities
Guzman & Company
Loop Capital Markets LLC
MFR Securities, Inc.
Penserra Securities LLC
R. Seelaus & Co., LLC
Samuel A. Ramirez & Company, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Series 2024B Bonds on the Trade Date will be required, by virtue of the fact that the Series 2024B Bonds initially will not settle in T+2, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, MUFG, SMBC Nikko or Truist Securities can arrange to send you the prospectus if you request it by calling MUFG at 1-877-649-6848, SMBC Nikko at 1-888-868-6856 or Truist Securities at 1-800-685-4786.

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